EXHIBIT 10.13

ACQUISITION AGREEMENT

This Acquisition Agreement (the “Agreement”) is being entered into by and between International Aerospace Enterprises, Inc. a Nevada corporation (“IAE”), LifeStem International, Inc., a Nevada Corporation (“LLI”) and the shareholders of LLI that shall agree to exchange their stockholdings in accordance with the terms hereof.  This Agreement shall become effective as of the latter date written in conjunction with the signatures affixed hereto (the “Effective Date”).

WHEREAS, IAE is a corporation organized and existing under the laws of the State of Nevada, with its principal business office located at 7407 East Tanque Verde, Tuscon, AZ 85715, and LLI is a corporation organized and existing under the laws of the State of Nevada, with its principal business office located at 1740 W. Katella Avenue, Suite H, Orange, CA 92867.  IAE and LLI are collectively referred to herein as the “Constituent Corporations”;

WHEREAS, Edward Deese (“Deese”) and James DeOlden (“DeOlden”) collectively own seventy-five percent (75%) of the outstanding shares of LLI (together referred to as the “Majority Shareholders”);

WHEREAS, pursuant to the terms of this Agreement, IAE will acquire forty-nine million (49,000,000) shares of the issued and outstanding shares of LLI from the Majority Shareholders as provided for in this Agreement and such transaction is intended, where applicable, to be a tax-free reorganization under Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), and the parties intend that this Agreement shall constitute a plan of reorganization for the purposes of Section 368 of the Code, such that immediately following such exchange, IAE will become a wholly-owned subsidiary of LLI.  The foregoing exchange and issuance, together with the other transactions contemplated herein, are collectively referred to herein as the "Transaction”;

WHEREAS, IAE is a military and commercial aircraft parts company, with Eleven Million Dollars ($11,000,000) of appraised military and commercial airplane parts for which it must make payment of One Million Dollars ($1,000,000) by June 15, 2010, (the “Military Assets”);

WHEREAS, the Majority Shareholders have unpaid compensation due them which is collectively $663,699.45.  Further, their respective employment agreements provide for change of ownership event payments to provide one year of salary at $230,000 each.  Therefore, the total due at the close of this Transaction is a collective total of approximately US$1,120,000 (the “Outstanding Compensation”).  The Majority Shareholders will agree to relinquish all remaining rights to the Outstanding Compensation in accordance with the terms of this Agreement;

WHEREAS, the Majority Shareholders will agree to relinquish five million (5,000,000) shares of Preferred Stock in accordance with the terms of this Agreement;

WHEREAS, the respective Boards of Directors of IAE and LLI, deem it desirable and in their best interests that the Constituent Corporations enter into this Agreement and consummate the Transaction pursuant to the terms and conditions contained herein; and

NOW, THEREFORE, in consideration of the promises and mutual agreements, provisions and covenants herein contained, the receipt and sufficiency of which is hereby acknowledged and agreed, the parties agree as follows:

On December 17, 2008, or on such other date that the parties shall agree (the “Closing”):

ARTICLE I
DIRECTORS AND OFFICERS
OF ACQUIRED CORPORATION

1.             Directors.

Deese and DeOlden each agree to immediately relinquish their Board of Directors seats, post transaction, once new members are elected to the Board of Directors of LLI.

2.             Officers.

Deese and DeOlden each agree to resign immediately from their executive positions once the new Executive Officers are hired and in place post acquisition of the Military Assets.

ARTICLE II
TERMS OF THE EXCHANGE OF SHARES

At Closing, the Majority Shareholders of LLI shall transfer forty-nine million (49,000,000) of the outstanding shares of LLI to IAE. The Shares issued shall be unregistered shares and the resale or other transfer thereof shall be subject to the restrictions set forth in Rule 144, as promulgated the Securities and Exchange Commission.

At Closing, IAE shall issue to LLI all of the outstanding shares of IAE such that IAE will become a wholly-owned subsidiary of LLI.

Post transaction, LLI will take all necessary steps to merge IAE with LLI such that the surviving entity will be LLI but renamed International Aerospace Enterprises, Inc.

ARTICLE IV
OTHER TERMS OF PAYMENT

Upon Closing, other terms of payment pursuant to this transaction shall be:

A.  The Majority Shareholders will relinquish all remaining rights to the Outstanding Compensation ($1,200,000) in exchange for:

1. Two promissory notes shall be issued, one to Deese, and one to DeOlden, or to their designees.  Each promissory note shall be in the amount of seventy-five thousand dollars (US$75,000) so as the total of the promissory notes shall be one hundred, fifty thousand dollars (US$150,000) (collectively, the “Promissory Notes”).  The Promissory Notes shall accrue interest at a rate of six percent (6%) annually on any unpaid balance.  The term of the Promissory Notes shall be six (6) months.  The Promissory Notes shall be payable beginning thirty (30) days after issuance in six equal monthly payments of US$12,720; and

2. LLI shall transfer one hundred percent (100%) of the issued and outstanding shares of its subsidiary, KD Medical, Inc., a Maryland Corporation (“KD”) to the Majority Shareholders in such amounts as they designate. LLI shall transfer one hundred percent (100%) of the issued and outstanding shares of its subsidiary Molecula, Inc., a Nevada corporation, to the Majority Shareholders in such amounts as they designate.  LLI shall transfer one hundred percent (100%) of the issued and outstanding shares of its subsidiary, Molecularware, Inc., a Massachusetts Corporation (“Molecularware”) to the Majority Shareholders in such amounts as they designate.  The above listed transactions are intended, where applicable, to be tax-free reorganizations under Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), and the parties intend that this Agreement shall constitute a plan of reorganization for the purposes of Section 368 of the Code.

B.  The Majority Shareholders will each relinquish two million, five hundred thousand (2,500,000) shares of Preferred Stock and in exchange LLI shall transfer one hundred percent (100%) of the issued and outstanding shares of its subsidiary, LifeStem, Inc., a Nevada Corporation (“LifeStem”) to the Majority Shareholders in such amounts as they designate. The above listed transaction is intended, where applicable, to be tax-free reorganizations under Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), and the parties intend that this Agreement shall constitute a plan of reorganization for the purposes of Section 368 of the Code.

C.  IAE, post transaction, shall contract with Deese and DeOlden to serve as financial and legal consultants respectively to LLI for one (1) year.  Deese and DeOlden shall each be paid sixty thousand dollars (US$60,000) and shall serve as consultants only.

ARTICLE IV
CONDUCT OF BUSINESS BY LLI

              Prior to Closing, LLI shall conduct its business in its usual and ordinary manner, and shall not enter into any transaction other than in the usual and ordinary course of such business.  Without limiting the generality of the above, LLI shall not, except as otherwise consented to in writing by IAE or as otherwise provided in this Agreement:

1.           Amend its certificate of incorporation or its bylaws;

2.           Declare or pay any dividend or make any other distribution upon or with respect to its capital stock;

3.           Repurchase any of its outstanding stock or by any other means transfer any of its funds to its shareholders either selectively or rateably, in return for value or otherwise, except as salary or other compensation in the ordinary or normal course of business;

4.           Undertake or incur any obligations or liabilities except current obligations or liabilities in the ordinary course of business and except for liabilities for fees and expenses in connection with the negotiation and consummation of the Transaction in amounts to be determined after the Effective Date;

5.           Mortgage, pledge, subject to lien or otherwise encumber any realty or any tangible or intangible personal property;

6.           Sell, assign or otherwise transfer any tangible assets of whatever kind, or cancel any claims, except in the ordinary course of business;

7.           Sell, assign, or otherwise transfer any trademark, trade name, patent or other intangible asset;

8.           Default in performance of any material provision of any material contract or other obligation; or

9.           Waive any right of any substantial value.

ARTICLE V
CONDUCT OF BUSINESS BY IAE

              Prior to Closing, IAE shall not sell, assign or transfer any of the Military Assets or perform any action which would in any way reduce their value.

ARTICLE VI
WARRANTIES OF THE CONSTITUENT CORPORATIONS

1.          Representations and Warranties of IAE.

              IAE covenants, represents and warrants to LLI that:

a.           It has clear and unencumbered right, title, and interest to the Military Assets;

b.           It is, on the date of this Agreement and will be up to and including the Closing: (i) a corporation duly organized and existing and in good standing under the laws of the jurisdiction of the State of Nevada; and (ii) duly authorized under its articles, and under applicable laws, to engage in the business carried on by it;

c.           Its Board of Directors has and its shareholders have authorized and approved the execution and delivery of this Agreement, and the performance of the Transaction contemplated by this Agreement;

d.           To the best of IAE’s knowledge, it has complied with, and is not in violation of any applicable Federal, State, or local statutes, laws, and regulations affecting its properties or the operation of its business;

e.           IAE is not involved as a defendant or plaintiff in any suit, action, arbitration, or legal, administrative or other proceeding, which to its best knowledge, would affect the company or its business, assets, or financial condition in a negative manner; or, governmental investigation which is pending; to the best of its knowledge, threatened against or affecting the company or its business assets or financial condition; and is not in default with respect to any order, writ, injunction or decree of any Federal, State, local/foreign court, department, agency, or instrumentality applicable to it;

f.           The execution and delivery of this Agreement and its performance in the time and manner contemplated will not cause, constitute, or conflict with, or result in: (i) a breach or violation of any provisions of or constitute a default under any license, mortgage, article of incorporation, bylaw, other similar agreement to which the company is a party, or by which it may be bound, nor will any consents or authorizations of any party other than those required; (ii) any event that would permit any party to any agreement or instrument to terminate it or to accelerate the maturity of any indebtedness or other obligation of the company; or, (iii) an event that would result in the creation or imposition of any lien, charge, encumbrance on any asset;

2.          Representations and Warranties of LLI.

              LLI covenants, represents and warrants to IAE that:

a.           It is on the date of this Agreement, and will be on Closing Date: (i) a corporation duly organized and existing and in good standing under the laws of the jurisdiction of the State of Nevada; and (ii) duly authorized under its articles, and under applicable laws, to engage in the business carried on by it;

b.           Its Board of Directors has authorized and approved the execution and delivery of this Agreement, and the performance of the Transaction contemplated by this Agreement;

c.           It has complied with, and is not in violation of any applicable Federal, State, or local statutes, laws, and regulations affecting its properties or the operation of its business.

d.           The execution and delivery of this Agreement and its performance in the time and manner contemplated will not cause, constitute, or conflict with, or result in any of the following: (i) a breach or violation of any provisions of or constitute a default under any license, indenture, mortgage instrument, article of incorporation, bylaw, other agreement or instrument to which the company is a party, or by which it may be bound, nor will any consents or authorizations of any party other than those required, (ii) any event that would permit any party to any agreement or instrument to terminate it or to accelerate the maturity of any indebtedness or other obligation of the company, or, (iii) an event that would result in the creation or imposition of any lien, charge, encumbrance on any asset;

e.           It is a fully reporting company under the Securities Exchange Act of 1934, and is current in all its reporting requirements; and

f.           LLI’s common stock is listed and trading on the Over the Counter Bulletin Board (under the trading symbol “LSTM”) and no restrictions have been imposed on the trading of these shares by the National Association of Securities Dealers, Inc. or any other regulatory body.

ARTICLE VII
CONSUMMATION OF EXCHANGE

If the exchange contemplated is completed, all expenses incurred in consummating the plan of exchange shall, except as otherwise agreed in writing between the Constituent Corporations, be borne by the party incurring the expense.

ARTICLE VIII
 MISCELLANEOUS

1.             Access to Books and Records.

LLI shall, before Closing, afford to the officers and authorized representatives of IAE free and full access to its books and records, and the officers of LLI will furnish IAE with financial and operating data and other information as to the business and properties of LLI as IAE shall from time to time reasonably request.  IAE shall, before Closing, afford to the officers and authorized representatives of LLI free and full access to its books and records, and the officers of IAE will furnish LLI with financial and operating data and other information as to the business and properties of IAE as LLI shall from time to time reasonably request.  IAE and LLI agree that, unless and until the asset purchase contemplated by this Agreement has been consummated, IAE and LLI and their officers and representatives will hold in strict confidence all data and information obtained from one another as long as it is not in the public domain, and if the asset purchase provided for is not consummated as contemplated, IAE and LLI will each return to the other party all data as the other party may reasonably request.

2.             Rights Cumulative; Waivers.

The rights of each of the parties under this Agreement are cumulative.  The rights of each of the parties hereunder shall not be capable of being waived or varied other than by an express waiver or variation in writing.  Any failure to exercise or any delay in exercising any of such rights shall not operate as a waiver or variation of that or any other such right.  Any defective or partial exercise of any of such rights shall not preclude any other or further exercise of that or any other such right.  No act or course of conduct or negotiation on the part of any party shall in any way preclude such party from exercising any such right or constitute a suspension or any variation of any such right.

3.             Benefit; Successors Bound.

This Agreement and the terms, covenants, conditions, provisions, obligations, undertakings, rights, and benefits hereof, shall be binding upon, and shall inure to the benefit of, the undersigned parties and their heirs, executors, administrators, representatives, successors, and permitted assigns.

4.             Entire Agreement.

This Agreement contains the entire agreement between the parties with respect to the subject matter hereof.  There are no promises, agreements, conditions, undertakings, understandings, warranties, covenants or representations, oral or written, express or implied, between them with respect to this Agreement or the matters described in this Agreement, except as set forth in this Agreement.  Any such negotiations, promises, or understandings shall not be used to interpret or constitute this Agreement.

5.             Assignment.

Neither this Agreement nor any other benefit to accrue hereunder shall be assigned or transferred by either party, either in whole or in part, without the written consent of the other party, and any purported assignment in violation hereof shall be void.

6.             Amendment.

This Agreement may be amended only by an instrument in writing executed by all the parties hereto.

7.             Severability.

Each part of this Agreement is intended to be severable.  In the event that any provision of this Agreement is found by any court or other authority of competent jurisdiction to be illegal or unenforceable, such provision shall be severed or modified to the extent necessary to render it enforceable and as so severed or modified, this Agreement shall continue in full force and effect.

8.             Section Headings.

The Section headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.             Construction.

Unless the context otherwise requires, when used herein, the singular shall be deemed to include the plural, the plural shall be deemed to include each of the singular, and pronouns of one or no gender shall be deemed to include the equivalent pronoun of the other or no gender.

10.           Further Assurances.

In addition to the instruments and documents to be made, executed and delivered pursuant to this Agreement, the parties hereto agree to make, execute and deliver or cause to be made, executed and delivered, to the requesting party such other instruments and to take such other actions as the requesting party may reasonably require to carry out the terms of this Agreement and the transactions contemplated hereby.

11.           Notices.

Any notice which is required or desired under this Agreement shall be given in writing and may be sent by personal delivery or by mail by either the United States mail, postage prepaid, or by Federal Express or similar generally recognized overnight carrier to the Constituent Corporations at their respective addresses set forth in the recitals to this Agreement, and to the Majority Shareholders, or to such other address as a party may communicate in writing to the other parties.

12.           Arbitration, Venue, Governing Law.

This agreement shall be deemed to be made, governed by, interpreted under and construed in all respects in accordance with the commercial rules of Judicial Arbitration and Mediation Service (“JAMS”). This chosen jurisdiction is irrespective of the country or place of domicile or residence of either party.  In the event of controversy arising out of the interpretation, construction, performance or breach of this agreement, the parties hereby consent to adjudication under the commercial rules of JAMS.  Said venue of the arbitration shall be in Orange County, California.  Judgment on the award rendered by the arbitrator may be entered in any federal or state court in Orange County, California. The Laws of the State of Nevada shall govern all disputes regarding this matter.  Any provision herein which is later determined to be in violation of any such laws shall be eliminated from the terms of this Agreement, and the remainder of this Agreement shall continue in full force and effect.

13.           Consents.

The person signing this Agreement on behalf of each party hereby represents and warrants that he has the necessary power, consent and authority to execute and deliver this Agreement on behalf of such party.

14.           Execution in Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the date first above written.

LifeStem International, Inc.:	International Aerospace Enterprises, Inc.:

Dated: December 26, 2008	Dated: December 17, 2008

By: s/s James DeOlden	By: s/s John M. Peck
James DeOlden, Chief Executive Officer	John M. Peck

Majority Shareholders:

s/s Edward Deese	s/s James DeOlden
Edward Deese	James DeOlden

Dated: December 26, 2008	Dated: December 26, 2008